CONSENT OF ERNST & YOUNG LLP


We consent to incorporation by reference in the Registration Statement (Form S-8 No. 33-96550) pertaining to the Triad Guaranty Inc. 401(k) Profit-Sharing Plan of our report dated May 26, 2000 with respect to the financial statements and schedules of Triad Guaranty Inc. 401(k) Profit Sharing Plan included in form 10-K/A for the year ended December 31, 1999.

ERNST & YOUNG LLP


Raleigh, North Carolina
June 23, 2000